SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

FLOW INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filling Proxy Statement, if other than the Registrant)

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FLOW INTERNATIONAL CORPORATION

23500 64th Avenue South

Kent, Washington 98032

SUPPLEMENT TO THE PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 23, 2004

This supplement provides updated information concerning Proposal No. 2 in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on September 23, 2004.

Proposal No. 2, as set forth in the Proxy Statement, requests shareholder action to approve the authorization of an additional 20,000,000 shares of Common Stock. The text of Proposal No. 2 is as follows:

To approve an amendment to Flow International Corporation’s Articles of Incorporation increasing the number of authorized shares from 29,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock to 49,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

The Proxy Statement notes that shares of Common Stock could be issued in connection with one or more equity financings to reduce the amount of debt owed to the Company’s lenders. The Proxy Statement states:

Although there is no current intent to issue any of the currently authorized and unissued shares of Common Stock not already reserved or the additional shares of the Common Stock proposed to be authorized, additional shares could be issued in connection with one or more equity financings to reduce the amount of debt owed to the Company’s lenders ... and many transactions pursuant to which additional shares would be issued will require the approval of the Company’s shareholders.

The information in the Proxy Statement is supplemented by the following:

On September 3, 2004, the Restructuring Committee of the Board of Directors authorized management to enter into discussions with investment bankers to act as placement agents in a “PIPE” transaction. The term “PIPE” is an acronym for Private Investment in Public Equity. A PIPE typically involves two phases: first, the public company sells its unregistered securities (often a combination of stock and warrants) in a private placement to a select group of sophisticated individuals or institutions; second, the public company files a resale registration statement with the SEC at or shortly after the completion of the private placement to enable the investors to resell the securities into the public market. The purpose of the PIPE would be to raise funds to reduce the amount of funds owed to the Company’s lenders and to allow the Company to pursue business opportunities by creating additional letter of credit capacity. As of the date of this supplement, negotiations with investment bankers are preliminary and it is not possible to determine the terms on which any PIPE transaction may be consummated, except that it is likely that a portion of the currently authorized and unissued shares of Common Stock not already reserved or the additional shares of the Common Stock proposed to be authorized, if authorized, would be issued in the PIPE. There is no assurance that the Company will be able to enter into an agreement with an investment banker to act as placement agent or that the placement agent would be able to place shares in a PIPE transaction. It is currently assumed that that any PIPE transaction approved by the Board would not be subject to shareholder approval under the Qualitative Listing requirements of NASDAQ. Management is scheduled to meet with the Board on September 23, 2004, after the Annual Meeting, and no PIPE transaction will be approved by either the Restructuring Committee or the Board before that date.

If you have already returned your proxy card and wish to revoke your proxy as a result of the information contained in this supplement, you may do so at any time before it is exercised by sending written notice of revocation to the Secretary of the Company at the address set forth above, or by signing and delivering a proxy which is dated later, or, if you attend the meeting in person, by giving notice of revocation to the meeting judge. The right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure

By order of the Board of Directors

Kent, Washington

September 7, 2004

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